EXHIBIT 7
                                                        ---------



                        CSW CREDIT, INC.
                      AFFILIATED COMPANIES
                    FACTORING EXPENSE SAVINGS
              THREE MONTHS ENDED DECEMBER 31, 1995
                           (thousands)






                     20% Equity        5% Equity        Savings
                     ----------        ---------        -------

CPL                  $    2,353       $    1,804       $    549
PSO                       1,721            1,340            381
SWEPCO                    1,983            1,423            560
WTU                         609              468            141
TRANSOK                   1,754            1,304            450
                       --------         --------        -------
TOTAL                $    8,420        $   6,339       $  2,081
                       ========         ========        =======
























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